Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4, our report dated March 7, 2007 relating to our audits of the consolidated financial statements and financial statement schedule of On2 Technologies, Inc., which is included in the Annual Report on Form 10-K for the  year ended December 31, 2006. Our report on the December 31, 2006 financial statements included an explanatory paragraph regarding the Company’s change in accounting principle in its method of accounting for share-based compensation. We also consent to the reference to us as Experts in this Registration Statement.

/s/ Eisner LLP

New York, New York
August 30, 2007